RAM Holdings Ltd. Announces Third Quarter Net loss of $40.4 Million

HAMILTON, Bermuda, November 17, 2008 (BUSINESS WIRE) -- RAM Holdings Ltd. (NASDAQ:RAMR) (RAM) today reported a third quarter 2008 net loss of $40.4 million, or net loss of $1.48 per diluted share. This compares to a net loss of $14.7 million, or $0.54 per diluted share, for the third quarter 2007. The increase in the loss for the third quarter 2008 is primarily attributable to loss and loss adjustment expenses of $50.0 million, relating primarily to continuing deterioration in the performance of residential mortgage-backed securities (“RMBS”), realized losses on investments of $5.0 million, and an out of period accounting adjustment of $5.3 million.

Commenting on financial results, RAM Chief Executive Officer Vernon M. Endo noted that, “Our results continue to be negatively impacted by the ongoing deterioration in the US residential mortgage market. We increased total related reserves by $34.5 million during the quarter in response, before giving effect to the XLFA commutation. We remain cautious given the recent unprecedented economic developments and hopeful based on the U.S. Government’s strong response.”

Commutation

On July 25, 2008, RAM Re entered into a Commutation Agreement with Syncora Guaranty Re (former, XL Financial Assurance Ltd.) (“XLFA”), whereby RAM Re transferred all business previously assumed by RAM Re back to XLFA for a payment of $94.4 million which included the repayment of unearned premiums, net of ceding commissions, of $8.6 million, $16.1 million for estimated loss reserves on residential mortgage-backed securities and $69.7 million for unrealized losses on collateralized debt obligations of asset backed securities (“ABS CDOs”). The transaction reduced the par amount of RAM’s insured portfolio by $3.5 billion including $711 million of 2005 - 2007 vintage ABS CDOs (all structured as credit derivatives) and $280 million of 2005 - 2007 vintage RMBS.

The effect of the XLFA commutation on the Company’s results of operations for the three months ended September 30, 2008 was to (i) reduce gross written premiums by $11.4 million; (ii) increase net earned premiums by $1.1 million; (iii) increase net change in fair value of credit derivatives by $26.0 million; (iv) reduce loss and loss adjustment expenses by $15.5 million and (v) increase acquisition expenses by $0.3 million, resulting in an overall gain of $42.3 million. Inclusive in the $42.3 million gain is a $17.7 million gain, which reflects the change in the Company’s non-performance risk from June 30, 2008 to July 25, 2008 (the effective date of the commutation). Excluding this adjustment, the net gain resulting from the commutation would have been $24.6 million.

Losses on Credit Derivatives

We recorded a net change in fair value of our credit derivatives of ($1.2) million, attributed to a net unrealized gain of $66.3 million on the fair value of our credit derivatives and realized losses of $67.5 million on credit derivatives. Both the gain and loss were primarily driven by the commutation with XLFA.

Net unrealized gains on credit derivatives amounted to $66.3 million for the third quarter of 2008 compared to unrealized losses of $28.4 million for the third quarter of 2007. The unrealized gains in third quarter of 2008 resulted from an increase in net unrealized losses of $11.8 million, offset by a net reduction in unrealized losses of $78.1 million due to the commutation with XLFA. The increase in net unrealized losses, exclusive of the commutation described above, was primarily due to the widening of credit spreads and the continued deterioration of underlying collateral on these policies partially offset by the adjustment for RAM Re’s own non performance risk. The effect of the change in RAM Re’s risk of non-performance can result in large variations in the credit derivative liability quarter-on-quarter, which is based on our estimate of the market’s perception of RAM Re’s creditworthiness. The effect of the FAS 157 adjustment for RAM’s credit worthiness resulted in a gain of $96.7 million to the net mark-to-market charge during the third quarter of 2008, excluding the decline in unrealized losses on credit derivatives due to the commutation of XLFA.

Gross unrealized losses, prior to the effect of the FAS 157 non-performance risk adjustment, were $415.4 million of which $27.3 million represents credit impairments, a non-GAAP measure. The balance of the unrealized gains/losses on credit derivatives, in the absence of further credit impairments, are expected to net to zero over the remaining life of the insured credit derivatives. The unrealized losses, except for credit impairments, do not impact operating earnings, a non-GAAP measure of income used by market analysts in assessing the Company’s performance.

Net realized losses in the third quarter were $67.5 million which primarily represented the losses paid on commutation of XLFA credit derivative policies of $69.7 million.

Loss Reserve Activity

In the third quarter, RAM increased net case basis loss reserves (loss reserves for probable and estimable losses) to $99.1 million, an increase of $8.6 million in the third quarter and $70.5 million year to date. The increase in case reserves relates primarily to home equity line of credit (HELOC), and closed-end second-lien (CES) transactions that have continued to underperform, and is net of $30.4 million in previously established loss reserves associated with the commuted XLFA RMBS policies. RAM’s case basis loss reserves represent the Company’s proportionate share of case reserves established by ceding companies and the judgment of management. It should be noted that our case reserves in aggregate are higher than the reserves reported to us by the primary ceding companies. In large measure, this is because we only include the benefit of the ceding companies’ ongoing RMBS remediation efforts when we have received sufficient data from them to confirm their assumptions. Currently, we have not received this data. Total net claims paid during the third quarter and year-to-date amounted to $37.2 million and $60.5 million, respectively, and related primarily to RMBS policies inclusive of $16.1 million paid to XLFA on commutation of their policies.

Case reserves and unallocated reserves for all RMBS exposures amounted to $92.8 million and $21.0 million, respectively at September 30, 2008, and represents 84% of RAM’s total loss reserves. Additionally, credit impairments, a non-GAAP measure, on ABS CDOs amounted to $27.3 million, a decrease of $116.2 million in the quarter, which are included in derivatives liabilities net of RAM’s FAS 157 non-performance risk adjustment. The decrease in credit impairments was largely the result of the commutation of XLFA policies in the quarter.

Adjusted Premiums Written

RAM reported adjusted premiums written, a measure of business production, of $8.0 million for the third quarter of 2008, which represents an 84% decrease over the comparable quarter in 2007. Year-to-date adjusted premiums written were $55.2 million compared to $121.1 million for the same period in 2007, a decrease of 54%. RAM expects new business production will be minimal for the remainder of 2008 given that RAM has two remaining treaty customers who are on review for downgrade by Moody’s and there is minimal activity in the primary market. Subsequent to the end of the quarter, one of RAM’s remaining treaty customers announced an agreement to acquire the other remaining customer.

Net adjusted premiums written is a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter (note: present value of installment premiums is reported by RAM on a one-quarter lag). Adjusted premiums written by product line are provided in the table below:

(in $ millions)	3rd Quarter			Year-to-Date
			%			%
	2008	2007	change	2008	2007	change
U.S. Public Finance	7.1	13.4	-47%	20.2	40.8	-50%
U.S. Structured Finance	0.6	19.3	-97%	21.6	34.9	-38%
U.S. Total	7.7	32.7	-76%	41.8	75.7	-45%

International Public Finance	0.1	10.5	-99%	5.2	29.1	-82%
International Structured Finance	0.2	7.5	-97%	8.2	16.3	-50%
International Total	0.3	18.0	-98%	13.4	45.4	-70%

Net Adjusted Premiums Written	8.0	50.7	-84%	55.2	121.1	-54%

Net adjusted premiums written declined approximately 84% compared to prior year third quarter, primarily the result of reinsuring business from only two ceding companies that are currently writing business. Public finance net adjusted premiums for the quarter were $7.2 million, 70% below the $23.9 million for the third quarter of 2007. Structured finance adjusted premiums declined in the third quarter by $26.0 million, or 97%, to $0.8 million from $26.8 million in the comparable quarter in 2007.

Net (Loss)/Income and Operating (Loss)/Income

Net loss was $40.4 million and $103.6 million for the quarter and nine months ending September 30, 2008. While net income/(loss) and net income/(loss) per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other information because the Company’s management and Board of Directors, as well as many research analysts and investors, evaluate financial performance on the basis of operating earnings, which excludes realized gains or losses on investments, unrealized gains or losses on credit derivatives, unrealized gains on other financial instruments, and adds back credit impairments on credit derivatives. Some research analysts and investors further evaluate earnings by excluding the net income impact of refundings (accelerated premiums and associated earnings) from operating earnings to produce what is referred to as "core" earnings.

Operating income, a non-GAAP financial measure (see explanation of Non-GAAP Financial Measures), was $13.0 million, or $0.48 per diluted share, compared to operating income of $13.7 million, or $0.50 per diluted share in the third quarter 2007. The operating income resulted primarily from a decrease in credit impairments, a non-GAAP measure, associated with ABS CDOs of $116.2 million, largely due to the policies commuted back to XLFA during the third quarter of 2008.

During the third quarter, net unrealized gains on derivatives and other financial instruments totaled $48.4 million (excluding the change in credit impairments), or $1.78 per diluted share. Refundings further reduced the net loss by $5.7 million or $0.21 per diluted share. The following table provides comparisons of operating earnings and core earnings for the 2008 and 2007 third quarter and year to date:

Earnings/(Loss) Per Diluted Share	Third Quarter		Year to date
	2008	2007	2008	2007
Net (loss)/income per diluted share	$(1.48)	$(0.54)	$(3.80)	$0.32
Effect of net investment (gains)/losses	0.18	-	0.19	-
Effect of net derivative and financial
instrument unrealized (gains)/losses	1.78	1.04	(1.49)	1.04
Operating (loss)/earnings	$0.48	$0.50	$(5.10)	$1.36
Effect of refundings	(0.21)	(0.03)	(0.46)	(0.12)
Core (loss)/earnings	$0.27	$0.47	$(5.56)	$1.24

Note: Operating and core (loss)/earnings are non-GAAP measures presented here to facilitate analysis that is frequently undertaken by research analysts and investors in assessing the performance of RAM.

Summary of Operating Results

Net premiums written in the third quarter totaled $2.7 million, 90%, below the $26.2 million of net premiums written in the third quarter of 2007. Included in the decrease in net premiums written for the quarter is $11.4 million of premium returned on commutation of the Company’s business with XLFA. The balance of the decrease is the result of a decline in the amount of cessions from our current customers and a reduction in the number of quota share treaty customers from six to two. For the first nine months of 2008, net premiums written of $19.1 million were $55.6 million, or 74%, below the $74.7 million in the first nine months of 2007. The decrease in net premiums written for the first nine months of 2008 was primarily due to $11.4 million of premium returned on commutation with XLFA in the third quarter and $10.2 million of premium returned on commutation of certain policies with two of our ceding companies during the second quarter of 2008, along with the decline in the amount of cessions and treaties in place. Excluding the effect of the commutations, net premiums written for the three and nine months ended September 30, 2008, were $14.1 million and $40.7 million, a decrease of $12.1 million or 46% in comparison to the three months ended September 30, 2007, and a decrease of $34.0 million or 46% in comparison to the nine months ended September 30, 2007. The Company currently has one retrocessional agreement in place and during the first nine months of 2008 ceded premiums of $1.0 million pursuant to that agreement, compared to $nil in the comparable period in 2007.

Earned premiums in the quarter of $20.7 million were 50% greater than the $13.8 million earned in the third quarter of 2007. By eliminating accelerated premiums from refundings of $8.2 million from total earned premiums, "core" earned premiums in the third quarter were comparable to the 2007 period, which included refundings of $1.1 million. For the first nine months of 2008, earned premiums were $53.4 million, 39% more than the $38.3 million in 2007, or a 6% increase after excluding accelerated premiums from refundings of $17.8 million and $4.6 million, respectively. Additionally, earned premiums for the third quarter and first nine months of 2008 reflect $1.1 million and ($0.7) million, respectively, as a result of the commutations, discussed previously under net premiums written above.

Net change in fair value of credit derivatives was $(1.2) million in the quarter, $25.3 million less than the $(26.5) million in the third quarter of 2007. Net change in fair value of credit derivatives for the third quarter of 2008 and 2007 primarily related to $66.3 million and $(28.4) million of unrealized gains (losses) on derivatives, respectively, and $(67.5) million and $1.9 million of realized (losses)/gains, respectively. The unrealized gains on credit derivatives of $66.3 million for the three months ended September 30, 2008, resulted from an increase in net unrealized losses of $11.8 million, offset by a net reduction in unrealized losses of $78.1 million due to the commutation with XLFA. The $11.8 million increase in the net unrealized losses was due to the continuing deterioration in subprime mortgage assets and the corresponding widening credit spreads in the market, offset by the adjustment for RAM’s own non performance risk under FAS 157 which increased due to the widening of RAM Re’s estimated credit spread in the market.

The realized loss in the third quarter of 2008 primarily reflects the payment of $69.7 million relating to the XLFA credit derivative policies commuted during the quarter.

In compliance with the requirements of FAS 157, the Company considered its own non-performance risk when measuring the fair value of its derivative liability. The effect of this requirement was a reduction in the Company’s derivative liability of approximately $289.1 million at September 30, 2008. Of the gross unrealized losses on credit derivatives, $27.3 million relates to credit impairments, a non-GAAP measure. For the first nine months of 2008 and 2007, net change in fair value of credit derivatives were ($10.8) million and ($24.4) million, respectively.

Net investment income for the quarter was $7.1 million, 15% below the $8.4 million recorded in the third quarter of 2007. For the first nine months, investment income of $23.6 million was $0.9 million, or 4% lower than the comparable period in 2007. The decrease in investment income in 2008 over the prior year is the result of a 14% decrease in cash and invested assets compared to third quarter 2007, along with a decrease in book yield from 5.10% to 4.69% . The decrease is primarily related to the payment of $94.4 million on commutation of the XLFA business in the third quarter of 2008. Realized losses on investments were $5.0 million and $5.2 million in the third quarter and year to date 2008, respectively, compared to immaterial losses for the comparable 2007 periods. During the first nine months of 2008, the Company recognized other than temporary impairments of $8.0 million relating to two Lehman Brothers Holdings Inc. bonds and $1.9 million relating to one security that is backed by subprime RMBS. We have one other investment with subprime exposure with a fair value of $0.2 million, but we do not believe this subprime investment to be other than temporarily impaired.

Losses and loss adjustment expenses were $50.0 million in the third quarter, contributing to a loss ratio of 241.3% . This loss ratio is the result of an increase of $44.3 million in loss reserves net of recoverables due to the adverse development on the Company’s exposure to insured transactions with RMBS exposures, particularly HELOC and CES transactions, offset by $30.4 million and $1.1 million decrease in case and unallocated loss reserves, respectively, due to the commutation with XLFA, and paid losses of $37.2 million, which included losses paid on the XLFA commutation of $16.1 million. This compares to $1.3 million of incurred losses in the comparable 2007 period. Loss and loss adjustment expenses for the first nine months of 2008 were $133.3 million compared to incurred losses of $1.2 million for comparable 2007 period.

Acquisition expenses of $8.3 million in the third quarter are closely related to earned premiums. The third quarter 2008 ratio of acquisition expenses to earned premium was 39.9% compared to 38.6% for the third quarter 2007. Third quarter operating expenses of $4.5 million were $1.4 million, or 45.2% above the level in the third quarter of 2007. The increase was due to additional expenses relating to our D&O insurance coverage and increased legal and audit expenses. Combining acquisition and operating expenses as a percentage of earned premiums, RAM's total expense ratio was 61.8% in the third quarter of 2008 compared to 60.9% in the third quarter of 2007.

Interest expense of $0.7 million in both the third quarter of 2008 and 2007 is made up of interest on long term debt. Interest expense for the first nine months of both 2008 and 2007 was $4.9 million and includes dividends on the preference shares issued by the Company of $2.8 million and interest on long term debt of $2.1 million.

Accounting adjustment

During the third quarter of 2008, we identified an error in an input received from one ceding company that was included in our calculation of the fair value of certain credit derivatives for the first and second quarters of 2008. We recorded the correction to the valuation by increasing the unrealized loss on credit derivatives in the income statement and the Derivative Liabilities in the balance sheet by $5.3 million for the quarter ended September 30, 2008. We evaluated the financial impact of this accounting adjustment and concluded that it was not material to current or prior periods.

Balance Sheet

Total assets of $751.3 million at September 30, 2008 were $109.0 million, or 12.7%, below the level at year-end 2007, primarily due to the reduction of investments for the payment of $94.4 million on commutation of the XLFA business in the third quarter of 2008. Shareholders' equity of $131.0 million is $121.3 million or, 48.1%, below the level at December 31, 2007, which relates to increased losses on RMBS policies. Book value per share is $4.81, a decrease of 48.1% from year-end 2007. Operating book value and adjusted operating book value per share, non-GAAP measures, were $6.91 and $17.02 at September 30, 2008, a decrease of 46.3% and 29.5%, respectively, from year-end 2007.

Cash available at the holding company amounted to $4.9 million at September 30, 2008, which represents debt service and funds available for non-mandatory preferred dividends of the holding company for the remainder of 2008. RAM’s Board will next consider a dividend for holding company obligations in early 2009 in accordance with Bermuda law restrictions as described in our Form 10-K.

Statutory Requirements

RAM Re is registered under the Bermuda Insurance Act 1978, amendments thereto and related Regulations (the “Act”), which require that they maintain minimum levels of solvency and liquidity. As at September 30, 2008, the estimated minimum required statutory capital and surplus was $24.9 million, and as at September 30, 2008 estimated statutory capital and surplus was $193.6 million. As at December 31, 2007, the minimum required statutory capital and surplus was $16.7 million and actual statutory capital and surplus was $369.7 million. In addition to the solvency margin, the Act requires RAM Re to comply with a liquidity ratio whereby the value of its relevant assets must be not less than 75% of the amount of its relevant liabilities. Management believes they are in compliance with these requirements as at September 30, 2008.

Ratings Actions

During the third quarter of 2008 the following rating agency actions have been taken with respect to RAM.

On August 7, 2008, Moody’s Investors Service (“Moody’s”) downgraded RAM to A3 on review for downgrade from Aa3. Moody's stated that the downgrade reflects its views on RAM Re's overall credit profile in the current environment, including increased expected and stress loss projections among its mortgage-related risk exposures relative to previous estimates and significantly constrained new business prospects. On September 24, 2008, Standard & Poors (“S&P”) downgraded RAM to A+ on negative outlook from AA on negative outlook. S&P stated that the downgrade reflects its view that the diversity and scope of RAM Re’s reinsurance relationships have suffered as more of the primary insurers’ new business production has declined in the current environment. These downgrades negatively affect the value of our reinsurance to our primaries to the extent of any decrease in rating agency credit for our reinsurance. As a result of the downgrades, unless rating agency capital credit is maintained, the primaries have the right to increase the applicable ceding commissions or terminate their treaties with us and recapture their existing business with us. RAM has accrued $23.2 million in the third quarter for increased ceding commissions due to the S&P downgrade, which has been deferred and is being expensed in proportion to the earning of the remaining unearned premium. Currently, S&P has a matrix of capital credit provided to ceding companies while Moody’s is working on a matrix to identify capital credit for ceding companies that are rated below Aaa. We cannot assure you that RAM’s financial strength ratings will remain in effect for any given period of time or that a rating will not be further downgraded by either rating agency.

New Business Opportunities

Given the uncertainties surrounding the timing and nature of the return of the financial guaranty primary market and the related reinsurance market we have been evaluating underwriting other credit related business lines, where our current ratings would be acceptable to the ceding companies and where we can utilize the existing capabilities of our Bermuda-based operating platform. We are in the preliminary stage of considering various proposals that have been presented to us.

Forward-Looking Statements

This release contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i)

our ability to execute our business strategy including new business lines; (ii) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (iii) decreased demand for our reinsurance products; (iv) the loss of significant customers with whom we have a concentration of our reinsurance in force; (v) legislative and regulatory developments; (vi) changes in regulation or tax laws applicable to us or our customers; (vii) a downgrade in financial strength ratings of RAM Re by Standard & Poor's or Moody's; (viii) more severe losses or more frequent losses associated with our products; (ix) losses on credit derivatives; (x) changes in our accounting policies and procedures that impact the Company's reported financial results; and (xi) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.

Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses, unrealized gains on other financial instruments, and unrealized gains or losses on credit derivatives, exclusive of any credit impairments. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.

Core earnings: Core earnings is frequently derived by analysts to assess the Company's results exclusive of the earnings impact of accelerated premiums from refundings because refundings are episodic and a less predictable component of earned premium and income.

Adjusted Premiums Written: Adjusted premiums written are a meaningful measure of the value of business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period (inclusive of premiums on credit default swaps). Thus, adjusted premiums written provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from insurance business reinsured in prior periods.

Operating Book Value per share and Adjusted Operating Book Value per share: The Company believes the presentation of operating (and adjusted operating) book value per share to be useful because it gives a measure of the value of the Company, excluding non-operating items of unrealized gains and losses on (a) other financial instruments and (b) credit derivatives. We derive operating book value by beginning with GAAP book value and adding back (i) the fair value of other financial instruments and (ii) the derivative asset or liability excluding the impact of credit impairments and unearned premiums on credit derivatives. Adjusted operating book value per share begins with operating book value as calculated above and then adding or subtracting the value of:

a)	Net unearned premium reserve;
b)	Deferred acquisition costs; and
c)	The present value of estimated future installment premiums net of ceding commissions.
d)	Unrealized gains/(losses) on investments

Credit Impairments: Management measures and monitors credit impairments on the Company’s credit derivatives, which are expected to be paid out over the term of the credit default swap policies. The credit impairments are a non GAAP metric reported as management believes this information to be useful to analysts, rating agencies and investors to review the results of our entire portfolio of policies. Management considers our credit derivative policies as a normal extension of our financial guarantee business and reinsurance in substance.

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at September 30, 2008 and December 31, 2007
(dollars in thousands)

	Sept 30, 2008	Dec 31, 2007
Assets
Investments:
Fixed-maturity securities held as available for sale, at fair value
(Amortized Cost: $587,955 and $685,645)	$580,348	$696,533
Cash and cash equivalents	1,859	12,326
Restricted cash	10,417	8,178
Accrued investment income	5,064	6,465
Premiums receivable	967	3,645
Recoverable on paid losses	583	1,808
Deferred policy acquisition costs	97,978	87,304
Prepaid reinsurance premiums	2,402	2,663
Other receivables	4,000	-
Deferred expenses	1,629	1,753
Prepaid expenses	1,170	195
Other financial instruments (at fair value)	41,750	35,330
Other assets	3,096	4,065
Total Assets	$751,263	$860,265

Liabilities and Shareholders' Equity
Liabilities:
Loss and loss expense reserve	$135,411	$63,798
Unearned premiums	205,437	239,957
Reinsurance balances payable	29,707	539
Accounts payable and accrued liabilities	3,045	3,463
Long-term debt	40,000	40,000
Redeemable preferred shares: $1,000 par value; authorized shares -
75,000; issued and outstanding shares - 75,000	75,000	75,000
Accrued interest payable	-	693
Derivative liabilities	128,738	180,589
Other liabilities	2,913	3,913
Total Liabilities	620,251	607,952
Shareholders' Equity:
Common stock: $0.10 par value; authorized shares - 90,000,000;	2,725	2,724
Issued and outstanding shares - 27,251,595 shares at September
30, 2008 and 27,238,976 at December 31, 2007
Additional paid-in capital	230,211	229,379
Accumulated other comprehensive income	(7,607)	10,888
Retained (deficit)/earnings	(94,317)	9,322
Total Shareholders' Equity	131,012	252,313

Total Liabilities and Shareholders' Equity	$751,263	$860,265

RAM Holdings Ltd.
Consolidated Statements of Operations
(unaudited)
For the three and nine months ended September 30, 2008 and 2007
(dollars in thousands except share and per share amounts)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2008	2007	2008	2007
Revenues
Gross premiums written	$2,673	$26,193	$20,158	$74,704
Ceded premiums	-	-	(1,021)	-
Net premiums written	$2,673	$26,193	$19,137	$74,704
Change in unearned premiums	18,054	(12,416)	34,259	(36,372)
Premiums earned	20,727	13,777	53,396	38,332

Change in fair value of credit derivatives
Realized (losses) gains and other settlements	(67,548)	1,871	(62,222)	4,052
Unrealized gains (losses)	66,299	(28,369)	51,450	(28,408)
Net change in fair value of credit derivatives	(1,249)	(26,498)	(10,772)	(24,356)
Net investment income	7,098	8,409	23,630	24,458
Net realized gains (losses) on investments	(4,997)	-	(5,244)	(8)
Net unrealized gains on other financial instruments	1,500	-	6,420	-
Total revenues	23,079	(4,312)	67,430	38,426
Expenses
Losses and loss adjustment expenses	50,011	1,273	133,291	1,193
Acquisition expenses	8,277	5,319	19,664	14,122
Operating expenses	4,540	3,076	13,246	9,465
Interest expense	682	682	4,869	4,869
Total expenses	63,510	10,350	171,070	29,649

Net Income/(Loss)	$(40,431)	$(14,662)	$(103,640)	$8,777

Net income/(loss) per common share:
Basic	$(1.48)	$(0.54)	$(3.80)	$0.32
Diluted	(1.48)	(0.54)	(3.80)	0.32
Weighted-average number of common shares outstanding:
Basic	27,251,466	27,238,847	27,248,423	27,236,977
Diluted	27,251,466	27,238,847	27,248,423	27,328,256

Operating (Loss)/Earnings
Net income (loss)	$(40,431)	$(14,662)	$(103,640)	$8,777
Less: Realized losses on investments	4,997	-	5,244	8
Less: Unrealized (gains) losses on credit derivatives	(66,299)	28,369	(51,450)	28,408
Add back: credit impairment on derivatives	116,211	-	17,162	-
Less: Unrealized gains on other financial instruments	(1,500)	-	(6,420)	-

Operating (Loss)/Earnings	$12,978	$13,707	$(139,104)	$37,193

Net income/(loss) per diluted share	$(1.48)	$(0.54)	$(3.80)	$0.32
Less: Realized losses on investments	0.18	-	0.19	0.00
Less: Unrealized (gains) losses on credit derivatives	(2.43)	1.04	(1.88)	1.04
Add back: credit impairment on derivatives	4.27	-	0.63	-
Less: Unrealized gains on other financial instruments	(0.06)	-	(0.24)	-
Operating (loss)/earnings per diluted share	$0.48	$0.50	$(5.10)	$1.36

Reconciliation of Book value to operating book value and adjusted operating book value:

	30-Sep-08	31-Dec-07
Shares outstanding	27,252	27,239
Shareholders' Equity (Book Value)	131,012	252,313
Derivative Liability (Asset) (3)	126,267	177,717
Add back credit impairments on derivatives	(27,251)	(44,413)
Fair value of other financial instruments	(41,750)	(35,330)
Operating book value	188,278	350,287
Operating book value per share	6.91	12.86
Unearned premiums (1)	207,908	242,829
Prepaid reinsurance premiums	(2,402)	(2,663)
Deferred Acquisition Costs	(97,978)	(87,304)
Present Value of Installment Premiums (1,2)	160,407	165,644
Unrealized (Gains) Losses on Investments	7,607	(10,888)
Adjusted Operating Book Value	463,820	657,905
Adjusted Operating Book Value Per Share	$17.02	$24.15

(1)	Includes balances relating to credit derivatives
(2)	At September 30, 2008 and December 31, 2007, the discount rate was 3.33% and 4.26%, respectively.
(3)	Excludes balances relating to credit derivative unearned premiums

Reconciliation of GAAP Net Premiums Written to Net Adjusted Premiums Written:

	3rd Quarter		Year-to-Date
	2008	2007	2008	2007

Net Par Written	$550,712	$6,815,649	$5,357,448	$12,638,784

GAAP Net Premiums Written	$2,673	$26,193	$19,137	$74,704
Add: Commutation of premiums (4)	11,425	-	21,650	-
Add: Net Premiums Written on CDS (5)	2,423	2,735	10,104	6,221
Total Net Premiums Written	$16,521	$28,928	$50,891	$80,925
Less: Net Installment Premiums Written	11,757	12,579	35,661	29,224
Net Upfront Premiums Written	4,764	16,349	15,230	51,701
Plus: PV of Installment
Net Premiums Written	3,213	34,316	40,003	69,421

Net Adjusted Premiums Written	$7,977	$50,665	$55,233	$121,122

(4)	Relates to premiums on policies commuted back to our ceding companies during the third quarter and year-to-date 2008
(5)	Premiums Written relating to credit derivative policies

Contact:

RAM Holdings Ltd., Hamilton
Victoria Guest, 441-298-2116
vguest@ramre.bm

RAM Holdings Ltd., Hamilton
Ted Gilpin, 441-298-2107
tgilpin@ramre.bm